Exhibit 23.1

KPMG LLP

Suite 2000

303 Peachtree Street, N.E.

Atlanta, GA 30308-3210

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-176133, 333-182047, 333-188455, 333-195888, 333-220987, 333-224933, 333-227153, 333-232337, 333-253594, 333-271732, 333-284238 and 333-297737) on Form S-8 of Lattice Semiconductor Corporation of our report dated October 13, 2026, with respect to the consolidated financial statements of AMI TopCo, Inc., which report appears in the Form 8-K/A of Lattice Semiconductor Corporation dated October 13, 2026.

/s/ KPMG LLP

Atlanta, Georgia

October 13, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.